                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (the "Agreement") is made and entered into this 10th day of March 1998, by and among Claudette K. Lee, Candace K. Thoke, Jeffrey L. Lee, Steven R. Lee, Janice L. Atkins, Jeanette M. Cox, Douglas
K. Lee, and Robert W. and Kathy L. Dunlap as joint tenants, (hereafter collectively referred to as the "Sellers"); and BLACK HAWK GAMING & DEVELOPMENT COMPANY, INC., a Colorado corporation (the "Purchaser"). GILPIN VENTURES, INC., a Colorado corporation ("GVI"), is a party hereto for certain purposes.

                              EXPLANATORY STATEMENT

         A. The Sellers constitute all of the stockholders and all of the directors of GVI which is a co-venturer with the Purchaser and which owns a 50% interest in the Gilpin Hotel Venture ("GHV"), a limited gaming casino in Black Hawk, Colorado.

         B. The Sellers own of record and beneficially and in the aggregate 50,000 shares of the common stock (the "Common Stock") of GVI (such 50,000 shares of Common Stock shall be hereinafter collectively referred to as the "Sellers' Shares"). The Sellers' Shares constitute all of the issued and outstanding capital stock of GVI.

         C. The Sellers desire to sell, assign, transfer and deliver to the Purchaser, and the Purchaser desires to purchase, all, but not less than all, of the Sellers' Shares on the terms and subject to the conditions hereinafter contained.

         NOW THEREFORE, in consideration of the mutual covenants, promises, agreements, representations and warranties contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby covenant, promise, agree, represent and warrant as follows:

         1.       Purchase and Sale of the Sellers' Shares.

                  1.1 Purchase and Sale. On the terms and subject to the conditions set forth in this Agreement, at the Closing on the Closing Date, the Sellers shall each sell, assign, transfer and deliver to the Purchaser and the Purchaser shall purchase from each of the Sellers, that number of the Sellers' Shares as is set forth opposite the name of each of the Sellers as follows:

                                      NUMBER OF SELLERS'
                                      SHARES THAT SHALL BE        ALLOCATION OF
SELLERS                                SOLD TO PURCHASER          PURCHASE PRICE
-------                               -------------------         --------------
Robert W. & Kathy L. Dunlap
(Joint Tenants)                            25,000                   $2,500,000

Janice L.Atkins                             3,572                   $  357,200
Candace K. Thoke                            3,572                   $  357,200
Douglas K. Lee                              3,572                   $  357,200


Jeanette M. Cox                             3,571                   $  357,100
Jeffrey L. Lee                              3,571                   $  357,100
Steven R. Lee                               3,571                   $  357,100
Claudette K. Lee                            3,571                   $  357,100

TOTAL                                                               $5,000,000



                1.2 Purchase Price; Transfer of Securities. (a) The full, entire and aggregate purchase price that has been and shall be paid at the Closing on the Closing Date by the Purchaser to the Sellers for the Sellers' Shares shall be Five Million Dollars ($5,000,000) (the "Purchase Price"). The Purchase Price shall be allocated among the Sellers as set forth in 1.1 above and has been and shall be paid as follows:

                           (b)      Fifty Thousand Dollars ($50,000) has been
paid and by check of the Purchaser (# 5160) dated December 22, 1997 payable to the order of GVI and shall be allocated to the Sellers at Closing in accordance with 1.1 above.

                           (c)      Four Million Nine Hundred and Fifty Thousand
Dollars ($4,950,000) shall be paid and allocated to each of the Sellers, by checks of the Purchaser payable to the order of each Seller in accordance with allocation ratio in 1.1 above.

                           (d)      The Sellers shall deliver to the Purchaser
at the Closing on the Closing Date, concurrently with the payment of the Purchase Price, free and clear of any and all liens and encumbrances, stock certificates of GVI, representing the Sellers' Shares owned of record and beneficially by each of the Sellers, duly endorsed in blank, or accompanied by assignments separate from certificates duly endorsed in blank.

                  1.3 Distributions; Reserves. In addition to the payments in
1.2 but not as a part of the Purchase Price: (a) As soon as possible after receiving GHV's results of operations for the year ended December 31, 1997 as audited by Deloitte & Touche LLP, a distribution will be made to GVI in accordance with Paragraph 14A of the Joint Venture Agreement in the amount, when added to previous distributions to GVI of net income made during 1997, will equal 50% of audited net income for the year 1997. Moreover, during the period from January 1, 1998 and until the Closing Date, GHV shall make distributions in a manner consistent with past practices, the determination of which may be reviewed by Deloitte & Touche LLP, to insure consistency of accounting principles with prior periods. If the Closing occurs, all such distributions shall be made without adjustment for reserves (except those authorized under 7.3 below) and without repayment by GVI to the Advance Account. If Closing does not occur, such distributions and activities for calendar year 1998 will be subject to the provisions of the Advance Account; and

                           (b)      In addition to the payments above, at the
Closing, GHV shall retain no more than a $1,500,000 operational reserve (described on the GHV Balance Sheet as the operating account, credit card account, OTB-petty cash, change banks, poker podium, black jack table fills, slot hopper fills, house bank poker table fills, currency/coin/checks, and miscellaneous), and at the GVI Closing, all other reserve amounts shall be distributed one-half to GVI and one-half to Purchaser, which distribution may be reviewed by GVI and/or Deloitte & Touche LLP, all of which reserves shall be maintained in the ordinary course of business. GVI shall have no obligation to make an additional contribution to the operational reserve.

                           (c)      All such distributions under (a) and (b)
above shall be allocated to the Sellers and paid to them by GVI at or prior to Closing; provided, as to distributions not capable of calculation as of the Closing Date, BHWK shall gather the necessary information and perform the necessary calculations to make all distributions within 30 days of the Closing Date.

         2. Extension of Closing Date. The closing of the purchase and sale of the Sellers' Shares provided for by this Agreement (referred to throughout this Agreement as the "Closing") shall take place at the law offices of Jones & Keller, P.C. on or before June 30, 1998, at 10:00 a.m., provided that the Closing Date (defined below) may be extended ("Extension") for not more than three one-month periods upon written notice by Purchaser delivered to Sellers in accordance with 13.9 not less than 5 days prior to the Closing Date, together with payment by Purchaser of $50,000 ("Extension Fee") with each delivery of a notice of Extension; provided further Black Hawk shall provide 30 days advance written notice to GVI for a Closing prior to June 30, 1998. Any such amounts paid for Extensions shall be nonrefundable deposits, provided however that each Extension Fee shall be credited against the amount to be paid pursuant to 1.2(c) at Closing if such fee was paid within 30 days prior to the date of the Closing occurs. The time, place and date of the Closing are referred to throughout this Agreement as the "Closing Date".

         3. Representations and Warranties.

            3.1 Representations and Warranties of Sellers. Each of the Sellers represents and warrants to the Purchaser with respect to himself/herself and to his/her Sellers' Shares only that:

                           (a)      Ownership of Sellers' Shares.  Such Seller
is the sole and exclusive record and beneficial owner of that number of the Seller's Shares as is set forth opposite his or her name in 1.1 of this Agreement. Such Seller possesses good and merchantable title to his or her respective Seller's Shares, and except as stated in 3.2(c) owns his or her respective Sellers' Shares free and clear of any and all security interests, agreements, restrictions, claims, liens, pledges and encumbrances of any nature or kind. Such Seller has the absolute and unconditional right to sell, assign, transfer and deliver his or her respective Seller's Shares to the Purchaser in accordance with the terms of this Agreement.

                           (b)      Validity of Agreement.  Such Seller has the
legal capacity and authority to enter into this Agreement. This Agreement is a valid and legally binding obligation of such Seller and is fully enforceable against such Seller in accordance with its terms, except as such enforceability may be limited by general principles of equity, bankruptcy, insolvency, moratorium and similar laws relating to creditors' rights generally.

                           (c)      No Brokerage.  No Seller has not incurred
any obligation or liability, contingent or otherwise, for brokerage fees, finder's fees, agent's commissions, or the like in connection with this Agreement or the transactions contemplated hereby.

                  3.2. Representations and Warranties of Officers & Directors. Robert W. Dunlap, Douglas K. Lee, and Kathy L. Dunlap are officers and directors of GVI (the "Representing Shareholders"). Notwithstanding any statement in this
Article 3 or otherwise in this Agreement to the contrary, the representations and warranties of the Representing Shareholders shall not be deemed to cover the limited gaming casino, restaurant, bar, real property and retail businesses operated and conducted by GHV in the State of Colorado (the "Business") except as otherwise expressly provided herein, or any matter affecting the casino industry generally. Subject to the foregoing qualification, Representing Shareholders for a period of one year from the date of this Agreement represent, covenant, and warrant to Purchaser as follows:

                           (a)      Due Organization; Good Standing; Authority
of GVI. As of Closing, GVI is a corporation duly organized, validly existing as a corporation, and in good standing under the laws of the State of Colorado. As of Closing, GVI has full right, power, and authority to own its properties and assets, and to carry on its business as a venturer in GHV. A complete and correct copy of each of GVI's Articles of Incorporation, as amended to the date of this Agreement, (the "Charter") certified by the Secretary of State of the State of Colorado (the "Department") and bylaws, as amended to the date of this Agreement, (the "Bylaws"), are attached to this Agreement as Exhibits 1 and 2, respectively, and are incorporated by reference herein. As of Closing, the Charter and the Bylaws are in full force and effect, and GVI is not in breach or violation of any of the provisions thereof. The minute books of GVI containing the minutes of the meetings of the stockholders of GVI and the board of directors of GVI, which were heretofore made available to the Purchaser for examination, are, except as provided below, complete and correct and accurately reflect all proceedings of the stockholders of GVI and the board of directors of GVI. The Purchaser and GVI have agreed not to institute arbitration for certain issues that may be arbitrable between them, as provided for in 7.4. Consequently, Purchaser and GVI acknowledge that such privileged matters, currently deleted from GVI minute books and from other GVI records subject to inspection by Purchaser, will be delivered to Purchaser at Closing.

                           (b)      Capitalization; the GVI Stock; Related
Matters. As of Closing, GVI's authorized capital stock consists of 50,000 shares of common stock, of which 50,000 shares, namely, the Sellers' Shares, are issued and outstanding and owned of record and beneficially by each Seller as is set forth opposite the name of each Seller in 1.1 of this Agreement. The Sellers' Shares have been duly, legally and validly issued, and are fully-paid and non-assessable. Delivery of the Sellers' Shares by the Sellers to the Purchaser at the Closing on the Closing Date pursuant to this Agreement will transfer to the Purchaser full and entire legal and equitable title to 100% of the issued and outstanding capital stock of GVI.

                           (c)      Options, Warrants and Other Rights and
Agreements Affecting GVI Capital Stock. As of Closing, GVI has no authorized or outstanding options, warrants, calls, subscriptions, rights, convertible securities or other securities (as defined in the federal Securities Act of 1933 (hereinafter "Securities")) or, except as identified on Exhibit 2.1, any commitments, agreements, arrangements or understandings of any kind or nature obligating GVI, in any such case, to issue shares of GVI capital stock or other Securities or securities convertible into or evidencing the right to purchase shares of GVI capital stock or other Securities. As of Closing, GVI is not a party to any agreement, understanding, arrangement or commitment, or bound by any Articles of Incorporation or Bylaw provision which creates any rights in any person with respect to the authorization, issuance, voting, sale or transfer of any shares of GVI's capital stock or other Securities. All agreements identified on Exhibit 2.1 shall be terminated at Closing.

                           (d)      No Subsidiaries.  GVI does not have any
subsidiaries and does not, directly or indirectly, own any interest in or control any corporation, partnership, joint venture, or other business entity except for GHV.

                           (e)      Agreement Not in Conflict with Other
Instruments; Required Approvals Obtained. The execution, acknowledgment, sealing, delivery, and performance of this Agreement and the consummation of the transactions contemplated by this Agreement will not (a) violate or require any registration, qualification, consent, approval, or filing under, (i) any law, statute, ordinance, rule or regulation (hereinafter collectively referred to as "Laws") of any federal, state or local government (hereinafter collectively referred to as "Governments") or any agency, bureau, commission or instrumentality of any Governments (hereinafter collectively referred to as "Governmental Agencies" except as set forth on Exhibit 3 hereto), or (ii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which GVI or any of its assets or properties is bound;
(b) conflict with result in the breach or termination of any provision of, constitute a default under, result in the acceleration of the performance of GVI's obligations under, or result in the creation of any claim, security interest, lien, charge, or encumbrance upon any of GVI's properties, assets, or businesses pursuant to, (i) GVI's Charter or Bylaws, (ii) any indenture, mortgage, deed of trust, license, permit, approval, consent, franchise, lease, contract, or other instrument or agreement to which GVI is a party or by which GVI or any of GVI's assets or properties is bound, or (iii) any judgment, injunction, order, writ or decree of any court, arbitrator, Government or Governmental Agency by which GVI or any of its assets or properties is bound.

                           (f)      Conduct of Business in Compliance with
Regulatory and Contractual Requirements. GVI has conducted and is conducting GVI's business in compliance with all applicable Laws of all Governments and Governmental Agencies. Neither the real or personal properties owned, leased, operated or occupied by GVI, nor the use, operation or maintenance thereof, (i) violates any Laws of any Government or Governmental Agency, or (ii) violates any restrictive or similar covenant, agreement, commitment, understanding or arrangement.

                           (g)      Licenses; Permits; Related Approvals.  GVI
possesses all licenses, permits, consents, approvals, authorizations, qualifications, and orders (hereinafter collectively referred to as "Permits") of all Governments and Governmental Agencies lawfully required to enable GVI to conduct GVI's business as a venturer in GHV. All of the Permits are in full force and effect, and to the knowledge of GVI no suspension, modification or cancellation of any of the Permits is pending or threatened. A list of the Permits is attached hereto as Exhibit 3.

                           (h)      Legal Proceedings.  Except as expressly set
forth on Exhibit 3(H) or otherwise of which the Purchaser has knowledge there is no action, suit, proceeding, claim, arbitration, or investigation by any Government, Governmental Agency or any other person (i) pending to which GVI is a party, (ii) threatened against or relating to GVI or any of GVI's assets or businesses, (iii) challenging GVI's right to execute, acknowledge, seal, deliver, perform under or consummate the transactions contemplated by this Agreement, or (iv) asserting or notifying of any right with respect to any of the Sellers' Shares, and to the knowledge of GVI there is no basis for any such action, suit, proceeding, claim, arbitration or investigation.

                           (i)      Financial Statements; Undisclosed
Liabilities. Attached hereto as Exhibit 4 and incorporated by reference herein are copies of GVI's unaudited balance sheets as of December 31, 1995 through 1996, GVI's unaudited Statement of Operations and Retained Earnings for the years ended as of December 31, 1995 through 1996 (hereinafter collectively referred to as the "Financial Statements"). Attached hereto as Exhibit 5 and incorporated by reference herein are copies of GVI's preliminary unaudited balance sheets as of December 31, 1997, GVI's preliminary unaudited Statement of Operations and Retained Earnings for the period ended as of December 31, 1997, and GVI's (hereinafter collectively referred to as the "Year End Statements"). The Financial Statements and Year End Statements are or were prepared in the ordinary course of business of GVI based on financial information provided by Purchaser, as GHV manager. To the Representing Shareholders' knowledge the Financial Statements and the Year End Statements are in accordance with the books and records of GVI, are true, correct and complete and accurately present GVI's financial position as of the dates set forth therein and the results of GVI's operations and changes in GVI's financial position for the periods then ended, all in conformity with generally accepted accounting principles applied on a consistent basis during each period and on a basis consistent with that of prior periods. Except (i) as disclosed in the Financial Statements and the Year End Statements, and (ii) as disclosed in this Agreement, to the Representing

Shareholders' knowledge GVI has no liabilities or obligations of any nature or kind, known or unknown, whether accrued, absolute, contingent, or otherwise, or appropriate cash reserves have been established therefor. To the Representing Shareholders' knowledge there is no basis for assertion against GVI of any claim, liability or obligation not fully disclosed in the Financial Statements and the Year End Statements. To the Representing Shareholders' knowledge all accounts payable set forth in GVI's Financial Statements and Year End Statements have been paid or appropriate cash reserves have been established.

                           (j)      Tax Matters.  Subject to 7.5, GVI has duly
and timely filed with all appropriate Governmental Agencies, to the Representing Shareholders' knowledge all tax returns, information returns, and reports required to be filed by GVI. Except for accruals for payroll taxes payable, income taxes payable, and deferred taxes as set forth in GVI's Balance Sheet as of December 31, 1997 and for the "Short Year" 1998 (January 1, 1998 to Closing) (collectively, the "Accrued Taxes"), if any, and for which GVI specifically represents that appropriate cash reserves have been established, and subject to 7.5, to the Representing Shareholders' knowledge GVI has paid in full all taxes (including sales, use, property and income taxes and taxes withheld from employees' salaries and other withholding taxes and obligations), interest, penalties, assessments and deficiencies owed by GVI to all taxing authorities. Complete and correct copies of (a) the income tax returns of GVI for GVI's fiscal years 1992, 1993,1994, 1995, 1996 as filed by GVI with the Internal Revenue Service (the "IRS") and all state taxing authorities (collectively, the "Returns"), (b) all audit reports received by GVI during the last five years and issued by the IRS or any state taxing authorities, and (c) all consents and agreements entered into by GVI during the last five years with the IRS or any state taxing authorities (collectively, the "Tax Agreements") are collectively attached hereto as Exhibit 6 and incorporated by reference herein. To the Representing Shareholders' knowledge all information reported on the Returns is true, accurate, and complete. To the Representing Shareholders' knowledge all claims by the IRS or any state taxing authorities for taxes due and payable by GVI have been paid by GVI. The provisions and revenues for the Accrued Taxes are adequate for the payment of all of GVI's liabilities for unpaid taxes (whether or not disputed). To the Representing Shareholders' knowledge GVI is not a party to, and is not aware of, any pending or threatened action, suit, proceeding, or assessment against it for the collection of taxes by any Governmental Agency.

                           (k)   Accounts Receivable; Accounts Payable; Assets;
Liabilities. It is the express intent and understanding of the Purchaser, GVI and the Sellers that at Closing, to the Representing Shareholders' knowledge GVI will have: (a) no assets except for its unencumbered right, title and interest to its ownership of a 50% interest in GHV, and its various contractual rights related thereto, including without limitation its rights, privileges, benefits and interests under certain agreements dated on or about February 28, 1992 and others as follows:

                                    (i)     Gilpin Hotel Venture Agreement (the
                                            "Joint Venture Agreement") between
                                            Purchaser and GVI;

                                    (ii)    Development, Management and
                                            Consulting Agreement (the
                                            "Management Agreement") among GHV,
                                            Purchaser and Golden Gamble, Inc.;
                                            and

                                    (iii)   in connection with the business of
                                            GHV, all contracts, agreements,
                                            consents, or licenses, permits or
                                            cetificates, including computer
                                            software licenses; agreements,
                                            permits, leases and arrangements
                                            with respect to intangible or
                                            personal property or interests
                                            therein, including passenger vehicle
                                            services; equipment leases and motor
                                            vehicle leases; employment
                                            agreements whether oral or written;
                                            consents; claims; chooses in
                                            actions; agreements with  suppliers
                                            and customers; business licenses;
                                            prepaid expenses; and any sales
                                            agent or sales affiliate agreements
                                            used or owned in connection with the
                                            business of GHV.

(b) no liabilities, accounts payable, accrued expenses, contingent liabilities of any kind or nature, or any other obligation or duty to pay any amount to any person or Governmental Agency.

                           (l)      No Real Property.  Except as set forth on
Exhibit 7 attached hereto and incorporated by reference herein, GVI does not own or have any interest in any real estate.

                           (m)      Certain Contracts.  Excepting contracts
relating to the GHV business, attached hereto as Exhibit 8 and incorporated by reference herein is a true, correct and complete list and copy of all contracts to which GVI is a party (collectively, the "Contracts"). Each of the Contracts is in full force and effect, is valid and binding upon each of the parties thereto and is fully enforceable by GVI against the other party thereto in accordance with its terms. GVI has no notice of, or any reason to believe that there is or has been any actual, threatened or contemplated termination or modification of any of the Contracts. No party to any of the Contracts is in breach of or in default thereunder, nor has any event occurred which, with the lapse of time, notice or election, may become a breach or default by GVI or any other party to or under any of the Contracts. The execution, acknowledgment, sealing, delivery and performance of this Agreement by the Sellers and the consummation of the transactions contemplated by this Agreement (i) will not result in the breach or termination of or constitute a default under any Contract, (ii) does not require the consent of any party to a Contract, or any other person for whose benefit a Contract was executed, and (iii) all payments required to be made pursuant to the Contracts by GVI or the parties to the Contracts, and other persons for whose benefit Contracts were executed, have been paid in full through December 31, 1997. The Contracts will be terminated with no liability to GVI at Closing and evidence thereof will be provided to the Purchaser at Closing.

                           (n)      Insurance.  Attached hereto as Exhibit 9 and
incorporated by reference herein is a list of all insurance policies of GVI, setting forth with respect to each policy the name of the insurer, a description of the policy, the dollar amount of coverages, the amount of the premium, the date through which all premiums have been paid, and the expiration date. Each insurance policy relating to the insurance referred to in Exhibit 9 is in full force and effect, is valid and enforceable, and GVI is not in breach of or in default under any such policy. Attached hereto as Exhibit 10 and incorporated by reference herein is a true, correct and complete list and summary of all claims which have been made under each insurance policy relating to the insurance referred to in Exhibit 9. GVI has not failed to give any notice or to present any claim under any insurance policy in a due and timely fashion.

                           (o)      ERISA. Since December 31, 1992: (i) GVI has
not maintained, contributed to, or been obligated to contribute to any "employee pension benefit plan" (as that term is defined in the Employee Retirement Income Security Act of 1974 ("ERISA")); and (ii) GVI has never contributed to or been obligated to contribute to any pension plan and it is not subject to any claims with respect thereto.

                           (p)      Plans.  There are no present or future
obligations to any person who is or has been employed by GVI under any retirement plan or deferred compensation program or arrangement.

                           (q)      Employment Matters.  GVI is not in violation
of applicable equal employment opportunity laws, wage and hour laws, occupational safety and health laws, federal labor laws, or any other Laws of any Government or Governmental Agency relating to employment. GVI has disclosed to the Purchaser the status of all investigations, claims, charges, and employment-related suits or controversies which have occurred with respect to GVI within the last 5 years or which are presently pending or threatened with respect to GVI under any employment-related Law of any Government or Governmental Agency (including common law). GVI has satisfied and performed fully all judgments, decrees, conciliation agreements, or settlement agreements by which it is bound or to which it is subject concerning employment-related matters.

                           (r)      Employment Contracts.  GVI has not entered
into any employment agreement and all employees can be terminated at will. GVI has no contractual obligation or special termination or severance arrangement in respect of any employee.

                           (s)      Benefits.  GVI has or will have paid all
wages due (including all required taxes, insurance, and withholding thereon) through the Closing Date. GVI has no obligation to pay or honor any accrued vacation, accrued sick leave, or accrued bonuses (including pro rata accruals for a period of a year) due to employees of GVI as of the Closing Date.

                           (t)      Books and Records; Fiscal Year; Method of
Accounting. GVI has made available to the Purchaser all of its tax, accounting, corporate and financial books and records. The books and records pertaining to GVI's business made available to the Purchaser are true, correct and complete, have been maintained on a current basis, and fairly reflect the basis for GVI's financial condition and results of operations as set forth in the Financial

Statements and the Year End Statements. GVI has consistently used the fiscal year ended December 31 as its taxable year, and has consistently used the cash method as its method of accounting for tax purposes.

                           (u)      Absence of Certain Changes or Events.  Since
December 31, 1997, except as set forth in Exhibit 11 attached hereto and incorporated by reference herein, GVI has not: (i) incurred any indebtedness, obligation or liability (contingent or otherwise), except normal trade or business obligations incurred in the ordinary course of its business, none of which was entered into for inadequate consideration and none of which will not have been paid at Closing; (ii) mortgaged, pledged, or subjected to lien, charge, security interest, or other encumbrance any of its assets or properties;
(iii) sold, assigned, transferred, leased, disposed of, or agreed to sell, assign, transfer, lease, or dispose of, any of its assets or properties; (iv) acquired or leased any assets or property of any other person; (v) waived or released any rights; (vi) granted or made any contract, agreement, promise or commitment to grant any wage, salary or employee benefit increase to, or entered into any employment contract, bonus, stock option, profit sharing, pension, incentive, retirement or other similar arrangement or plan with, any officer, employee or other person; (vii) suffered any casualty loss or damage, whether or not such loss or damage is or was covered by insurance; and (viii) changed the nature of its business or its method of accounting.

                           (v)      Adverse Conditions.  The Representing
Shareholders have no knowledge of any present or future condition, state of facts or circumstances which has affected or may affect adversely the assets or business of GVI or prevent GVI from carrying on its business.

                           (w)      Full Disclosure.  This Agreement (including
the Exhibits hereto) does not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements contained herein not misleading. There is no fact known to the Representing Shareholders which is not disclosed in this Agreement which materially adversely affects the accuracy of the representations and warranties contained in this Agreement.

                  3.3. Representations and Warranties of the Purchaser. The Purchaser represents and warrants to Sellers that:

                           (a)      Organization, Good Standing and
Qualification. The Purchaser is a Colorado corporation duly organized, validly existing and in good-standing under the laws of the State of Colorado. The Purchaser possess all requisite power and authority to own, operate and lease its properties and carry on its business as presently conducted, to acquire and own the Sellers' Shares and conduct its business, and to enter into this Agreement and complete the transactions contemplated herein subject to obtaining applicable consents and approvals.

                           (b)      Authorization of Agreement.  All actions
required by the Purchaser's organizational documents or the laws of its formation, necessary to authorize the execution, delivery and performance of this Agreement by Purchaser and the consummation of the transactions contemplated herein, including approval of its Board of Directors, have been duly and validly taken on or prior to the date thereof, and certified copies of such approval resolutions or minutes shall be delivered to Sellers upon execution of this Agreement.

                           (c)      Litigation.  There is no action, suit or
proceeding pending or, to the knowledge of the Purchaser, threatened against the Purchaser which might interfere with its ability to consummate the transactions contemplated herein. The Purchaser is not in default with respect to any judgment, order, writ, injunction, decree, demand or assessment issued by any court or of any federal, state, municipal or other governmental agency, board, commission, bureau, instrumentality or department. The Purchaser is not charged or, to the knowledge of the Purchaser, threatened with or under investigation with respect to, any violation of any provision of any federal, state, municipal or other law or administrative rule or regulation.

                           (d)      Financing.  The Purchaser intends to use
diligent efforts to obtain all monies or requisite financing necessary to fund and deliver the required portion of the Purchase Price for the Sellers' Shares at the Closing and believes such efforts have a reasonable probability of success. More specifically, the Purchaser will use its best efforts to: (a) file a registration statement with the United States Securities and Exchange Commission as soon as reasonably practicable to consummate an offering of its securities thereunder; and/or (b) obtain private debt or equity financing necessary to fund the required portion of the Purchase Price at Closing.

                           (e)      Qualification.   Subject to the conditions
precedent in Article 8, Purchaser is, or at the Closing will be, qualified to be a transferee of the Sellers' Shares under all applicable federal, state and local laws.

                           (f)      No Approvals Required.  No authorization or
approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with the Purchaser's execution and delivery of this Agreement or its consummation of the transactions contemplated hereby and thereby, except Gaming Approval and Liquor Consent as expressly referred to in Exhibit 3 to this Agreement. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby are not events which of themselves or with the giving of notice or the passage of time or both would constitute, on the part of the Purchaser, a violation of or conflict with or result in any breach of, or default under the terms, conditions or provisions of, any order, writ, injunction, decree, judgment, law or regulation, relating to the Purchaser or of the Purchaser's organizational documents or any agreement or instrument to which the Purchaser is a party or by or to which it or any of its assets or properties are bound or subject.

                           (g)      Taxes.  To the Purchaser's knowledge, all
federal, state and local income, excise or franchise tax returns and real estate and sales and use tax returns or other filings or returns for taxes required to be filed by the Purchaser or GHV in connection with the operation of GHV's business have been filed and all taxes owed in connection with its operations have been paid, except taxes which have not yet accrued or otherwise become due or which are being protested in good faith and by appropriate proceedings. To the Purchaser's knowledge, there are no audits pending or any outstanding agreements or waivers extending the statutory period of limitations applicable to any taxes or tax return or document for any period.

                           (h)      Compliance with Laws.  To the Purchaser's
knowledge, to the date of this Agreement the Purchaser has complied and through the Closing will continue to comply in all material respects with federal, state and local laws, rules and regulations affecting its assets or the operation of GHV's business.

                           (i)      Accurate Information.  No representation and
warranty made by Purchaser in this Agreement nor any statement or certificate furnished or to be furnished by it pursuant to this Agreement contains or will contain any untrue statement of a material fact or omits or will omit any material fact the omission of which would be misleading.

                           (j)      Financial Statements.  Purchaser has
delivered to GVI balance sheets of GHV as of December 31, 1996, and the related statements of operations, stockholders' equity and changes in financial position for these years then ending, certified by Deloitte & Touche LLP, independent certified public accountants. To Purchaser's knowledge, these financial statements have been prepared in accordance with generally accepted accounting principles consistently applied followed and fairly present the financial position of GHV and the results of operations of GHV for the periods indicated, and since December 31, 1996, there has been no material change in the financial condition of GHV.

                           (k)      Purchase for Investment.  The Purchaser's
purchase hereunder is made for its own account for investment, with no present intention of resale. All Common Stock certificates representing the shares purchased under this Agreement shall be endorsed with a restrictive legend that the shares represented by the certificates have not been registered under the Securities Act of 1933, and the shares may not be offered or sold and no transfer will be made by the Company or its transferee except in compliance with the Securities Act of 1933 and the rules and regulations promulgated thereunder.

         4. Covenants and Obligations of GVI and Sellers.

         GVI and Sellers covenant and agree that between the date of this Agreement and Closing:

                  4.1 Access to Information and Facilities. Subject to the provisions of 3.2(a) and reasonable advance notice, GVI will afford the Purchaser and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to GVI and in GVI's possession and control. Sellers shall furnish or cause to be furnished to the Purchaser and its representatives all data and information concerning the Sellers' Shares as shall reasonably be requested by the Purchaser.

                  4.2 Cooperation. GVI and Sellers agree to cooperate with the Purchaser in connection with the Purchaser's obligation to obtain and secure the approvals set forth on Exhibit 3 hereto and will cooperate in obtaining any other consents or approvals required to consummate the transactions contemplated herein.

                  4.3 Continued Efforts. GVI and Sellers will use their continual reasonable efforts to (a) cause to be fulfilled and satisfied all of the conditions to the Closing; (b) cause to be performed all of the matters required upon the Closing; and (c) take such steps and do such acts as may be necessary to make all of their warranties and representations true and correct as of the Closing Date with the same effect as if the same has been made, and this Agreement had been dated, as of the Closing Date.

         5.       Covenants and Obligations of the Purchaser.

         The Purchaser covenants and agrees that between the date of this Agreement and the Closing:

                  5.1 Continued Efforts. The Purchaser will use its continual reasonable efforts to (a) cause to be fulfilled all of the conditions to the Closing to be satisfied by it; (b) cause to be performed all of the matters required of it upon Closing; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations true and correct as of the Closing with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

                  5.2 Gaming Approval, Liquor and Other Consents. The Purchaser shall promptly file any necessary applications and provide all information necessary in connection with obtaining the approvals set forth on Exhibit 3 hereto and any other necessary approvals or consents.

                  5.3 Financing. The Purchaser reaffirms as a covenant the representation and warranty set forth in 3.3(d).

                  5.4 Conduct of Business. The Purchaser will use its reasonable efforts to: (a) maintain the services of GHV's present employees; and (b) maintain and preserve GHV's business relationships with suppliers, customers, and others having business relationships with GHV.

                  5.5 Negative Covenants. The Purchaser will not (a) modify, amend, cancel or terminate any material interest in GHV's property or business;
(b) enter into, make or cancel any material contracts regarding GHV's property or business; (c) sell, assign, lease, hypothecate or otherwise transfer or dispose of, any of GHV's property or business except as permitted by this Agreement; or (d) materially disrupt existing customer, vendor or service relationships.

         6. Parking Obligations. The Purchaser further covenants and agrees as follows:

                  6.1 The Purchaser shall design and construct parking facilities (the "Parking Facility") currently contemplated by the Purchaser and GVI (estimated at approximately $2,500,000), with appropriate access on the northwest portion of Millsite 30 and will pay for all costs related to construction of the Parking Facility, which costs shall not be subject to the recoupment provisions of paragraph 10B of the Joint Venture Agreement or otherwise, and shall not be deemed a contribution by the Purchaser to the Advance Account or a capital contribution to GHV.

                  6.2 The Parking Facility, together with parking on Millsite 29, the unused portion of Millsite 30 not covered by the Parking Facility, and between the Gilpin and Canyon Casinos, shall provide for use by the Gilpin Hotel Casino approximately 179 parking spaces, of which 162 shall be striped, or such greater number as is sufficient to avoid the City of Black Hawk's Parking Improvement Fee.

                  6.3 The Parking Facility (or such portion thereof sufficient to provide the parking spaces described in 6.2 above) shall be completed no later than June 30, 1998, and approximately 100 of such required parking spaces located in the Parking Facility shall be subject to a lease in favor of the Gilpin Hotel Casino providing for (i) an initial term of 10 years at a monthly rental cost of $80,000, (ii) a CPI adjustment to rent every 5th year, and (iii) two 5- year extension options which extensions shall also be subject to a CPI adjustment to rent every 5th year.

         7. Mutual Covenants and Obligations. Each of the parties covenants and agrees as follows:

                  7.1 Confidentiality. GVI, Sellers and the Purchaser will use their best efforts to keep confidential any and all information furnished to either of them or their representatives, accountants, counsel, advisors or bankers in the course of negotiations relating to this Agreement and the business and financial reviews and investigations referred to in this Agreement, except to the extent that any such information may be generally available to the public. Sellers and the Purchaser have instructed their respective officers, employees and other representatives having access to such information of such obligation of confidentiality; provided, however, that any disclosure of such information may be made to the extent required by applicable law or regulation, judicial or regulatory process, reviews by financial institutions for the purpose of lending to either party, and such information may be used as evidence in or in connection with any pending or threatened litigation relating to this Agreement or the transactions contemplated therein. In the event the transaction is not consummated for any reason, each party agrees to return to the other party all such materials immediately on request. The obligations arising under this 7.1 shall survive any termination or abandonment of this Agreement.

                  7.2 Additional Actions, Etc. Each party covenants, commencing promptly upon the execution and delivery of this Agreement, to use all reasonable efforts in good faith to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, expeditiously and practicably to consummate and make effective the transactions contemplated herein, including using its reasonable efforts to obtain all necessary actions, waivers, consents and approvals from third parties or governmental or regulatory bodies and to effect all necessary filings (including, without limitation, any filings under the Colorado Limited Gaming Act and other necessary filings with governmental regulatory authorities).

                  7.3 Capital Expenditures/Policy Board. (a) Until the Closing Date, the Purchaser, as manager under the Management Agreement, shall have the right to incur capital expenditures upon prior written approval of the Policy Board, consistent with past practices and the terms of the Management Agreement, including expenditures incurred in accordance with the following: (i) all reasonable and necessary capital expenditures not exceeding $100,000 in the aggregate; (ii) capital expenditures financed through leases or other long-term arrangements; or (iii) otherwise, as approved in writing by GVI.

                           (b)      GVI and the Purchaser shall each designate
two representatives with authority to act on all things pertaining to GHV and shall endeavor to agree upon the selection of an independent and impartial person to serve as the fifth member of the Policy Board on any deadlocked matter; provided either GVI or the Purchaser may, at any time, apply to the American Arbitration Association for the appointment of the fifth Policy Board member. The Purchaser shall continue management of the Gilpin Hotel Casino in the normal course of business and without deviation from Policy Board directives until Closing, and shall take no actions not previously approved by the Policy Board in writing which would materially damage the business of GHV.

                  7.4 Stay of Arbitration. The Purchaser and GVI acknowledge that there may be issues between them which are arbitrable under provisions of the Joint Venture Agreement and the Management Agreement. The Purchaser and GVI agree that neither will institute proceedings in arbitration during the period commencing with the date hereof and ending if the Purchaser fails to pay the Purchase Price for the Sellers' Shares in accordance with 1.2; provided, however and notwithstanding the foregoing, the Purchaser or GVI may initiate arbitration: (i) for appointment of a fifth Policy Board member as provided for in 7.3; (ii) for departure from the material intent of this Agreement; or (iii) for breach of this Agreement.

                  7.5 Tax Treatment. The parties acknowledge that GVI has filed an election to be taxed under Subchapter S of the Internal Revenue Code of 1986, as amended ("Code"), and that such election will terminate upon Closing since a corporate entity cannot be a shareholder of a Subchapter S corporation. As soon as possible after the Closing Date, therefore, a "short period" information return on Form 1065 will be prepared by Deloitte & Touche LLP and a Form K-1 will be delivered to each Seller reporting his or her share of income, loss, deduction or credit for the "short period" (i.e., the period from January 1, 1998 to the Closing Date). The parties acknowledge that the Sellers are responsible for payment of all federal and state income taxes attributable to them as a result of GVI's Subchapter S election through the Closing Date. Also, at Closing the parties will execute and file an election under Section 338(h)(10) of the Code for purposes of allocation of tax basis. The parties shall agree to the content of IRS Form 338(h)(10) and Form 8023-A at Closing.

         8.       Conditions Precedent to Obligation of the Purchaser to Close.

         The obligation of the Purchaser to purchase the Sellers' Shares hereunder is, unless waived in writing by the Purchaser, subject to the satisfaction, on the Closing Date, of the following conditions:

                  8.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of GVI, Sellers and the Representing Shareholders contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date, except to the extent as permitted by this Agreement; each and all of the conditions and covenants to be performed or satisfied by GVI and Sellers hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and GVI, Sellers and the Representing Shareholders shall have furnished the Purchaser with their respective certificates to that effect.

                  8.2 No Proceeding or Litigation. No order restraining, preventing or challenging this Agreement or the transactions contemplated herein shall be in effect.

                  8.3 Regulatory Approvals. Evidence reasonably satisfactory to the Purchaser of the approval by the Colorado Division of Gaming ("Division") and the Colorado Liquor License Division ("Liquor"), of the operation of limited gaming, restaurant and retail business, under the Purchaser's and GHV's existing licenses.

                  8.4 FIRPTA Compliance. Sellers shall have delivered either an affidavit that Sellers are not foreign persons within the meaning of 1445(b)(2) of the Internal Revenue Code of 1986, as amended, or an affidavit of Sellers that complies with 1445(b)(3) thereof.

                  8.5 No Opposition. All requirements and waiting periods under the Hart-Scott- Rodino Improvement Act of 1976 amending 7 of the Clayton Act, 15 U.S.C. ss.18a (Supp. 1979), if applicable, shall have been fulfilled and no suit, action or proceeding shall be pending on the Closing Date before or by any court or governmental body seeking to restrain or prohibit, or damages or other relief in connection with, the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  8.6 Deliveries Precedent to Black Hawk's Obligations to Consummate the Purchase. GVI and Sellers shall deliver to the Purchaser each of the following items:

                           (i) Certificates representing the Sellers' Shares, duly endorsed with signatures.

                           (ii) The resignation of each of GVI's officers and directors effective at the Closing on the Closing Date.

                           (iii) The certificates of appropriate officers of GVI and of the individual Sellers stating material compliance with the requirements of 8.1, respectively, and that GVI and Sellers have no knowledge of any breach or of any event which of itself or with the giving of notice or the passage of time or both would constitute any breach by GVI or Sellers of any of the representations, warranties, agreements or covenants of GVI or Sellers under the Agreement.

                           (iv) Certified copies of the resolutions of the shareholders and Board of Directors of GVI, pertaining to the authorization and execution of this Agreement and the consummation of the transactions contemplated herein and a certificate executed by the secretary or assistant secretary of GVI, as to the due election, qualification and incumbency and valid signature of its officers authorized to sign this Agreement or any document, instrument or certificate to be delivered under it.

                           (v) The consents listed in Exhibit 3 ("Material Consents") shall have been obtained by the parties.

                  8.7 New or Modified Agreements. The Purchaser and Gilpin Gold, Inc. ("Gold") shall have executed either (a)(i) the Amended and Restated Ground Lease, and (ii) a new or amended Tenancy in Common Agreement, both relating to the real estate owned by the Purchaser and Gold, or (b) a Memorandum of Lease which sets forth the primary terms of such agreements in form substantially similar to Exhibit 12 attached hereto, providing: (i) in the Amended and Restated Ground Lease, a term for a minimum monthly rent of $60,000 payable to Gold (in consideration for which the Purchaser shall have an option to extend the closing of Gold's interest in the real estate through July 2, 1999); provided however that such minimum rent term shall not in any way limit the payment of additional amounts which may be due under the existing rent calculations based on the gross income of Gilpin Hotel Casino; and (ii) in the new or amended Tenancy in Common Agreement, certain other arm's length provisions regarding management of the real estate and consents for actions to be taken on the Premises (as defined therein).

                  8.8 General Release and Waiver. The Purchaser, the Sellers, GVI and Gamble shall have executed a mutual release and waiver in form substantially similar to Exhibit 13 attached hereto, releasing each other from all claims, damages, duties, responsibilities, and obligations whatever kind and nature except as may arise under this Agreement.

                  8.9 Purchase of Realty. Simultaneously with, or prior to, the execution of this Agreement, the Purchaser and Gold shall have entered into the Agreement to Purchase and Sell Real Estate.

                  8.10 Cancellation of Agreements. The Agreement set forth in 3.2(k)(ii), except as to the interest of Gamble arising from Paragraph 9(g) of the Development Management and Consulting Agreement shall be terminated and canceled in their entireties, effective as of the completion and consummation of the Closing, in form substantially similar to
Exhibit 14 attached hereto.

         9.       Conditions Precedent to Obligation of Sellers to Close.

         The obligation of Sellers to sell, assign, transfer and deliver the Sellers' Shares to the Purchaser hereunder are, unless waived in writing by Sellers, subject to the satisfaction at or prior to the Closing Date of the following conditions:

                  9.1 Accuracy of Representations and Performance of Conditions. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date, except to the extent that such representations and warranties shall be incorrect as of the Closing Date because of events or changes occurring or arising after the date hereof in the ordinary course of business of the Purchaser or as otherwise permitted by this Agreement; each and all of the conditions and covenants to be performed or satisfied by the Purchaser hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects; and the Purchaser shall have furnished Sellers with the Purchaser's certificate to that effect.

                  9.2 No Proceeding or Litigation. No order restraining, preventing or challenging this Agreement or the transactions contemplated herein shall be in effect.

                  9.3 Regulatory Approval. Approval of the Division and of Liquor shall have been obtained.

                  9.4 No Opposition. All requirements and waiting periods under the Hart-Scott-Rodino Improvement Act of 1976 amending 7 of the Clayton Act, if applicable, shall have been fulfilled and no suit, action or proceeding shall be pending on the Closing Date before or by any court or governmental body seeking to restrain or prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated herein.

                  9.5 Payment. The Purchaser shall have delivered the Purchase Price for the Sellers' Shares as provided in 1.2.

                  9.6 Approval. Certified copies of all the Purchaser's resolutions pertaining to the authorization of this Agreement and the consummation of the transactions contemplated herein, and a certificate executed by the secretary or assistant secretary of the Purchaser as to the due election, qualification and incumbency and valid signatures of its officers authorized to sign this Agreement or any document or certificates to be delivered under it shall have been delivered to the Sellers.

                  9.7 Certificate of Purchaser. The Purchaser shall have delivered and the Sellers a certificate of the Purchaser in form reasonably satisfactory to Sellers that, as of the Closing Date, the Purchaser has no knowledge of any breach or of any event which of itself or with the giving of notice or the passage of time or both would constitute any breach by the Purchaser of any of the representations, warranties, agreements or covenants of the Purchaser under this Agreement.

                  9.8 Consents. All Material Consents shall have been obtained by the parties.

                  9.9 New or Modified Agreements. The Purchaser and Gold shall have executed (a) the Amended and Restated Ground Lease, and (b) a new or amended Tenancy in Common Agreement, both relating to the real estate, with the primary terms as set forth in 8.7.

                  9.10 General Release and Waiver. The Purchaser, the Sellers, GVI and Gamble shall have executed a mutual release and waiver in form substantially similar to Exhibit 13 attached hereto, releasing each other from all claims, damages, duties, responsibilities, and obligations under the agreements of whatever kind and nature except as may arise under this Agreement.

                  9.11 Purchase of Realty. Prior to or contemporaneous with the Closing, the Purchaser and Gold shall have entered into the Agreement to Purchase and Sell Real Estate of even date herewith.

                  9.12 Distributions. The amounts due under 1.3(a) and (b) shall be delivered to GVI (for the benefit of Sellers) by the Purchaser or GHV by certified check or wire transfer.

                  9.13 Parking. The Purchaser's agreement under 6 hereof to provide approximately 179 parking spaces, of which 162 shall be striped, or such greater number as is sufficient to avoid the City of Black Hawk's Parking Improvement Fee will be available to the Gilpin Hotel Casino shall be assigned to Gold.

         10.      The Closing.

                  10.1 Closing and Closing Provisions. The Closing Date shall be the earlier of (a) 30 days after closing of the Purchaser's financing described in 3.3(d), or (b) June 30, 1998 unless extended for up to three months (i.e., until September 30, 1998) as provided in 2, or (c) such other date as may be agreed to by Sellers and the Purchaser; provided further Black Hawk shall provide 30 days advance written notice to GVI for a Closing prior to June 30, 1998. The Closing shall take place on the Closing Date commencing at 10:00 a.m. at the offices of Jones & Keller, P.C., 1625 Broadway, Suite 1600, Denver, Colorado 80202, or at such other place as the parties may agree in writing. The Purchaser may give Sellers written notice of an earlier Closing Date at any time after the execution hereof and Closing shall occur on such designated Closing Date.

                  10.2 Deliveries by Seller. At or prior to the Closing, GVI and the Sellers shall deliver to the Purchaser all of the matters designated as conditions precedent and deliveries precedent to the Purchaser's obligation to close under this Agreement.

                  10.3 Deliveries by the Purchaser. At the Closing, the Purchaser shall deliver to GVI and Sellers the Purchase Price for the Sellers' Shares and the distributions set forth in 1.3(a) and (b) (for the benefit of the Sellers) in the manner and form provided for in this Agreement, and all the certificates and other documents designated as deliveries and conditions precedent to Seller's obligation to close under this Agreement.

         11.      Termination.

                  11.1 Non-Performance. The Sellers or the Purchaser each shall have the right to terminate this Agreement at or prior to Closing in the event that the other party is in default in the performance of any of its material obligations to be performed hereunder, or should any covenant, warranty or representation made by the other party in this Agreement prove to be materially incorrect; provided, however, that the party against whom such termination is to be exercised shall have the right, for a period of twenty (20) days following receipt of written notice from the other specifying the alleged default and the basis therefor, to correct or satisfy any such condition or covenant necessary to the consummation of this Agreement. Nothing in this paragraph shall be construed as relieving a party from liability for damages, including, without limitation, expenses reasonably incurred in the negotiation and preparation of this Agreement, to the other party for breach of its obligations under or by reason of this Agreement whether or not this Agreement is terminated by the non-defaulting party under the provisions of this paragraph, or as limiting the Sellers' right to retain the $50,000 deposit heretofore made under 1.2(b). However, if a default both results from a third party's refusal to grant one or more of the Material Consents and a good faith effort was made to obtain the same, the parties shall not be liable for damages hereunder.

                           Provided however, that the Purchaser has the right
but not the obligation to make the payments required in 1.2(c). In the event the Purchaser fails to obtain the financing described in 3.3(d) hereof, the Sellers' remedies at law or in equity pertaining to the matters contemplated in this Agreement shall be specifically limited as follows:

                                    (i)     The Purchaser shall forfeit the
                                            deposit heretofore made under 1.2(b)
                                            and any further deposits made under
                                            2.

                                    (ii)    The Purchaser shall design and
                                            construct the Parking Facility
                                            described in 6 and currently
                                            contemplated by the parties
                                            (estimated at approximately
                                            $2,500,000), with appropriate access
                                            on the northwest portion of Millsite
                                            30 and will pay for all costs
                                            related to construction of the
                                            Parking Facility, which costs shall
                                            not be subject to the recoupment
                                            provisions of paragraph 10B of the
                                            Joint Venture Agreement or otherwise
                                            and shall not be deemed a
                                            contribution by the Purchaser to the
                                            Advance Account or a capital
                                            contribution to GHV.

                                    (iii)   The Parking Facility, together with
                                            parking on Millsite 29, the unused
                                            portion of Millsite 30 not covered
                                            by the Parking Facility, and between
                                            the Gilpin and Canyon Casinos, shall
                                            provide for use by GHV of parking
                                            spaces described in 6.2.

                                    (iv)    The Parking Facility (or such
                                            portion thereof sufficient to
                                            provide the parking spaces described
                                            in 6.2) shall be completed no later
                                            than June 30, 1998, and the parking
                                            spaces therein shall be subject to a
                                            lease in favor of GHV providing for
                                            (i) an initial term of 10 years at a
                                            monthly rental cost of $80,000, (ii)
                                            a CPI adjustment to rent every 5th
                                            year, and (iii) two 5-year extension
                                            options which extensions shall also
                                            be subject to a CPI adjustment to
                                            rent every 5th year.

                                    (v)     The Advance Account shall be reduced
                                            by $250,000 (for accounting matters
                                            currently at issue under the
                                            proposed arbitration) and the
                                            Advance Account shall be deemed
                                            current as of December 31, 1997.

                                    (vi)    The Purchaser shall forfeit its
                                            right to purchase Gold's interest
                                            under the Real Estate Agreement.

         12.      Indemnification.

                  12.1 Indemnification. After closing, the Purchaser will indemnify, defend and hold harmless the Sellers and the officers and directors of GVI and each of their agents and employees from and against any and all claims, actions, suits, costs, expenses, fees (including reasonable attorney fees), liabilities and losses and damages of any nature whatsoever in connection with GHV; provided however, such indemnification shall not extend to any such claims, actions, suits, costs expenses, fees, liabilities, losses or damages resulting from or caused by the gross negligence or willful misconduct of the Sellers, GVI, or GVI's employees, officers or directors.

                  12.2 Claims for Indemnification. Whenever any claim shall arise for indemnification hereunder, the party entitled to indemnification (the "indemnified party") shall promptly notify the Purchaser (the "indemnifying party") of the claim and, when known, the facts constituting the basis for such claim. In the event of any claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice to the Purchaser shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The indemnified party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder, without the prior written consent of the Purchaser unless suit shall have been instituted against it and the Purchaser shall not have taken control of such suit after notification thereof as provided in 12.3 of this Agreement.

                  12.3 Defense by the Purchaser. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person who is not a party to this Agreement, the Purchaser at its sole cost and expense may, upon written notice to the indemnified party, assume the defense of any such claim or legal proceeding if it acknowledges to the indemnified party in writing its obligations to indemnify the indemnified party with respect to all elements of such claim and provides adequate assurance of its ability to do so. The indemnified party shall be entitled to participate in (but not control) the defense of any such action, with its counsel and at its own expense. If the Purchaser does not assume the defense of any such claim or litigation resulting therefrom, (a) the indemnified party may defend against such claim or litigation, in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Purchaser, on such terms as the indemnified party may deem appropriate, and (b) the Purchaser shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Purchaser thereafter seeks to question the manner in which the indemnified party defended such third party claim or the amount of nature of any such settlement, the Purchaser shall have the burden to provide by a preponderance of the evidence that the indemnified party did not defend or settle such third party claim in a reasonably prudent manner.

                  12.4 Limitations on Claims. Any Notice of Claim must be made as provided herein on or before the first anniversary date of this Agreement; provided, however, that any Claim by Sellers pertaining to the business of GHV that is attributable to ownership, operations or events after Closing or obligations assumed by the Purchaser under this Agreement, may be made within the applicable period of limitation of the statutes providing for limitations on claims and causes of action.

         13.      Miscellaneous Provisions.

                  13.1 Investigation. The Purchaser may, through its accountants, attorneys, engineers, agents, employees and others, make, and hereby acknowledges and agrees that it has made or will make prior to Closing, such investigations of the business, properties and assets and of the financial and legal and other condition and location of the GHV business and GVI as it may deem necessary or advisable with respect to those matters.

                  13.2 Commissions. Each party represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker or other person is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated hereunder. If either of the parties shall breach the foregoing warranty and representation, it shall indemnify the other party and hold the other party harmless from and against any damage, liability, loss, claim, or expense suffered by the other party as a result of such breach.

                  13.3 Expenses. Except as otherwise provided herein, each of the parties shall pay all costs and expenses incurred or to be incurred by it or them in the negotiation and preparation of this Agreement and in closing and carrying out the transactions contemplated herein.

                  13.4 Headings. The subject headings of the sections and subsections of this Agreement are included only for the purposes of convenience, and shall not affect the construction or interpretation of any of its provisions.

                  13.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                  13.6 Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any party to this Agreement, nor shall any provision give any third persons any right to subrogation or action against any party to this Agreement.

                  13.7 Assignment. The rights, duties and obligations under this Agreement, may not be assigned by any party hereto unless such assignment is to an affiliate defined as a person controlling, controlled by or under common control with the assignor or unless such assignment is made with the prior written consent of the other parties hereto; provided however that the indemnity obligations set forth in 12 shall not be assignable without the express written consent of the parties indemnifiable.

                  13.8 Binding Agreement. This Agreement constitutes, and all other documents to be executed by each party shall, when executed and delivered, constitute the legal, valid and binding obligation of each party enforceable in accordance with their respective terms and shall be binding upon and inure to the benefit of its respective successors and assigns, except as may be limited by bankruptcy, insolvency, reorganization or similar laws affecting the rights and remedies of creditors generally and the availability of equitable remedies. No provisions of this Agreement may be waived or relinquished except by written instrument signed by the party to be charged with such waiver. Failure by any party to this Agreement to enforce any provision of this Agreement shall not constitute a waiver of such provision, and no waiver by any party to this Agreement of any provision of this Agreement on one occasion shall constitute a waiver of any other provision or of the same provision on another occasion.

                  13.9 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served personally on the party to whom notice is to be given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, return receipt requested, postage prepaid, and properly addressed as follows:

                  To GVI and Sellers:

                  Robert W. Dunlap, President
                  of GVI and as agent for Kathy L. Dunlap
                  32391 Horseshoe Drive
                  Evergreen, Colorado  80439
                  (303) 670-3885

                  Claudette K. Lee
                  106 Sumac Court
                  St. Charles, Illinois 60174

                  Jeanette M. Cox
                  PO BOX 2541
                  Corona, California 91718

                  Janice L. Atkins
                  4890 E. Creek Ridge Trail
                  Reno, NV 89509

                  Douglas K. Lee
                  33 Sparrow Court
                  Bailey, Colorado 80421

                  Candace K. Thoke
                  4 N. 235 Wildrose Road
                  St. Charles, Illinois 60174

                  Jeffrey L. Lee
                  1708 Essex Court
                  St. Charles, Illinois 60174

                  Steven R. Lee
                  1357 Larsen Street
                  Sycamore, Illinois 60178

                  With a copy (which shall not constitute notice) to:

                  Philip A. Rouse, Jr., Esq.
                  303 E. Seventeenth Ave, Suite 800
                  Denver, Colorado  80203
                  (303) 813-9333

                  To the Purchaser:

                  Black Hawk Gaming & Development Company, Inc.
                  17301 West Colfax Avenue, Suite 170
                  Golden, Colorado  80401
                  Attention:  Mr. Stephen R. Roark, President
                  (303) 216-0908

                  With a copy (which shall not constitute notice) to:

                  Jones & Keller, P.C.
                  Attention:  Samuel E. Wing, Esq.
                  1625 Broadway, Suite 1600
                  Denver, Colorado  80202
                  (303) 573-1600

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

                  13.10 Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Colorado. All remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, subject to the express terms of this Agreement, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

                  13.11 Expense of Enforcement. If any party believes in good faith that it is required to initiate an action to enforce a provision of this Agreement or any agreement, instrument or document made or delivered in connection herewith, or for damages by reason of an alleged breach of any provision, and such action is commenced or initiated, the prevailing party shall be entitled an award of all costs and expenses, including without limitation, reasonable attorneys' fees and costs, incurred in connection with such action.

                  13.12 Additional Instruments and Assistance. Each party thereto shall promptly from time to time execute and deliver such further instruments and render such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

                  13.13 Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, the remaining provisions hereof and the enforcement of such provision to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law, unless the invalid or unenforceable provision defeats the basis of the bargain herein.

                  13.14 Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

                  13.15 Time of Essence. Time is of the essence for each provision of this Agreement for which time is a factor.

                  13.16 Disclosure. No representation or warranty made by a party in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statement of facts contained within it not misleading.

                  13.17 Entire Agreement, Modification and Waiver. This Agreement merges all previous negotiations between the parties hereto, supersedes all prior discussions and correspondence between the parties, including, without limitation, that certain Nonbinding Letter of Intent dated November 20, 1997 and that certain Agreement For the Purchase and Sale of Assets and Joint Venture Interest dated on or about December 15, 1997 (and executed on or about December 31,1997) and attached hereto without exhibits as Exhibit 15 between and among the Purchaser, GVI and Gamble and this Agreement constitutes the entire agreement and understanding between the parties with respect to the subject matter of this Agreement. No alteration, modification, or change of this Agreement shall be valid except by a written instrument executed by the parties hereto.

                  13.18 Arbitration. Any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration in Denver, Colorado in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

                  13.19 Submission to Jurisdiction. Each of the parties hereto irrevocably consents that legal action or proceeding against it or any of its property with respect to this Agreement or any other agreement executed in connection herewith not inconsistent with 13.18 may be brought in any court of the State of Colorado and the County of Jefferson or any Federal Court of the United States of America located in the State of Colorado, or both, and by the execution and delivery of this Agreement, each party hereto hereby accepts with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each party hereto further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party at the address referred to in 13.9 hereof, such service to become effective upon receipt thereof by such party. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law.

         IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

                                         PURCHASER:

                                         BLACK HAWK GAMING & DEVELOPMENT
                                         COMPANY, INC.



                                         By:
                                            ------------------------------------
                                               Stephen R. Roark, President

                                         SELLERS:

                                         ---------------------------------------
                                         Robert W. Dunlap & Kathy L. Dunlap,
                                         joint tenants, also as Representing
                                         Shareholders

                                         ---------------------------------------
                                         Janice L. Atkins

                                         ---------------------------------------
                                         Candace K. Thoke

                                         ---------------------------------------
                                         Douglas K. Lee, also as a Representing
                                         Shareholder

                                         ---------------------------------------
                                         Jeanette M. Cox

                                         ---------------------------------------
                                         Jeffrey L. Lee

                                         ---------------------------------------
                                         Steven R. Lee

                                         ---------------------------------------
                                         Claudette K. Lee

JOINED IN BY:                                  JOINED IN BY:

GILPIN HOTEL VENTURE                           GILPIN VENTURES, INC.


By: Black Hawk Gaming & Development            By:
Company, Inc., venturer                           ------------------------------
                                                  Robert W. Dunlap, President




By:
   -------------------------------------
   Stephen R. Roark, President

                                   EXHIBITS TO
                            STOCK PURCHASE AGREEMENT

Exhibit No.           Description
-----------           -----------
      1               GVI Articles of Incorporation
      2               GVI Bylaws
      2.1             Terminable GVI/Sellers' Shareholder Agreement
      3               Governmental and Other Consents
      3(H)            Legal Proceedings
      4               GVI Financial Statements (1995-1996)
      5               GVI Financial Statements (1997) preliminary
      6               Tax Returns and Tax Agreements
      7               Real Property--Ground Lease
      8               Contracts
      9               Insurance
      10              Claims Under Insurance
      11              Absence of Changes
      12              Memorandum of Lease
      13              Mutual Release and Waiver
      14              Termination of Agreements
      15              Agreement for the Purchase and Sale of Assets and Joint
                      Venture Interest